Abercrombie & Fitch
January FY 2009 Sales Release
Call Script

Exhibit 99.2

This is Eric Cerny, Manager of Investor Relations for Abercrombie & Fitch. The following is a summary of our sales results for the fiscal month ended January 30, 2010. Before I begin, I remind you that any forward-looking statements I may make are subject to the Safe Harbor Statement found in our SEC filings.

Net sales for the four-week period ended January 30, 2010, were $222.8 million, a 16% increase from net sales of $191.5 million for the four-week period ended January 31, 2009. January comparable store sales increased 8%. Total Company direct-to-consumer net merchandise sales increased 8% to $28.0 million.

As of January 30, 2010, the Company completed the closure of its Ruehl branded stores and related direct-to-consumer operations. Reported net sales for the month include $1.4 million of net sales for Ruehl, as compared to $4.4 million in the prior year. Ruehl net sales for current and prior periods will be reclassified into and reported as discontinued operations when the Company reports its fourth quarter results on February 16, 2010.

Abercrombie & Fitch
January FY 2009 Sales Release
Call Script

During fiscal November and fiscal December, the Company conducted special events in most of its North American stores and direct-to-consumer channels in which complimentary gift cards, redeemable on or before January 30, 2010, were issued to customers who made purchases above defined amounts. At the beginning of the fiscal month, the value of complimentary gift cards issued but not redeemed was approximately $22 million, substantially all of which has been recognized in sales in January.

As well as the benefit from the gift card event, the month-long Winter Sale and Clearance Event drove an improvement in the sales trend for the month compared to prior months during the quarter.

The following are key metrics by brand. Due to the effect of the gift card event on January sales, we believe it is more appropriate to report these metrics, where indicated, on a quarterly basis.

Abercrombie & Fitch comparable store sales increased 12% for the month and decreased 8% for the quarter. Men’s comps for the quarter were down by a low single digit; women’s comps for the quarter were down by a low-teen. Transactions per average store decreased 1% for the quarter; average transaction value was flat for the quarter.

Abercrombie & Fitch
January FY 2009 Sales Release
Call Script

For abercrombie kids, comparable store sales increased 10% for the month and decreased 11% for the quarter. Guys comps for the quarter were down by a high single digit; Girls comps for the quarter were down by a low double digit. Transactions per average store decreased 1% for the quarter; average transaction value decreased 5% for the quarter.

Hollister comparable store sales increased 5% for the month and decreased 19% for the quarter. Dudes comps for the quarter were down by a low double digit; Bettys comps for the quarter were down by a mid-twenty. Transactions per average store decreased 2% for the quarter; average transaction value decreased 11% for the quarter.

Across all brands, average unit retail decreased 11% for the quarter.

For the month and from a merchandise classification standpoint across all brands, wovens, fleece and fragrance were stronger categories for men’s, while denim and knits were weaker categories. For women’s, woven shirts, fleece and outerwear were stronger categories while sweaters and knit tops were weaker categories.

Abercrombie & Fitch
January FY 2009 Sales Release
Call Script

From a regional standpoint, the UK continued to outperform the US and Canada on a comp store basis for the month.

The Company continues to anticipate that its fiscal year-end review of long-lived, store-related assets will result in a non-cash impairment charge in the fourth quarter.

In addition, as stated above, the results of Ruehl for the current and prior periods will be reclassified into and reported as discontinued operations when the Company reports its fourth quarter results on February 16, 2010.

The Company will release its fourth quarter results on Tuesday, February 16, 2010, prior to the opening of the market and hold a conference call at 8:30 AM Eastern Time. To listen to the conference call, dial (888) 204-4317 and ask for the Abercrombie & Fitch Quarterly Call or go to www.abercrombie.com. The international call-in number is (913) 981-5589. This call will be recorded and made available by dialing the replay number (888) 203-1112 or the international number (719) 457-0820 followed by the conference ID number 6042496 or through www.abercrombie.com.

Thank You.

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